Exhibit 99.2

Secret Announcement to acquire minority interests in Santander Mexico March 26, 2021

2 Secret Disclaimer This communication contains “forward - looking statements” as per the meaning of the US Private Securities Litigation Reform Act of 1995 . These statements may be identified by words like expect, project, anticipate, should, intend, probability, risk, target, goal, objective, estimate, future and similar expressions and include, but are not limited to, statements that are predictive in nature and depend upon or refer to future events, conditions, circumstances or the future performance of Banco Santander or Santander Mexico or their respective affiliates, including as a result of the implementation of the transactions described herein . These statements are based on management’s current expectations and are inherently subject to uncertainties and changes in circumstance and a number of risks, uncertainties and other important factors may cause actual developments and results to differ materially from expectations . Risks and uncertainties include, among other things, risks related to the tender offer, including uncertainties as to how many of Santander Mexico shareholders will tender their shares in the tender offer ; general economic or industry conditions of areas where Banco Santander or Santander Mexico have significant operations or investments (such as a worse economic environment ; higher volatility in capital markets ; inflation or deflation ; changes in demographics, consumer spending, investment or saving habits ; and the effects of the covid - 19 pandemic on the global economy) ; exposure to various market risks (particularly interest rate risk, foreign exchange rate risk, equity price risk and risks associated with the replacement of benchmark indices) ; potential losses from early repayments on loan and investment portfolios, declines in value of collateral securing loan portfolios, and counterparty risk ; political stability in Spain, the United Kingdom, other European countries, Latin America and the US ; changes in legislation, regulations, taxes, including regulatory capital and liquidity requirements, especially in view of the UK exit of the European Union and increased regulation in response to financial crisis ; the ability to integrate successfully acquisitions and related challenges that result from the inherent diversion of management’s focus and resources from other strategic opportunities and operational matters ; and changes in access to liquidity and funding on acceptable terms, in particular if resulting from credit spread shifts or downgrades in credit ratings ; and other risks and uncertainties discussed in ( i ) Santander Mexico’s filings with the SEC, including the “Risk Factors” and “Special Note Regarding Forward - Looking Statements” sections of Santander Mexico’s most recent annual report on Form 20 - F and (ii) Banco Santander’s filings with the SEC, including the “Risk Factors” and “Cautionary Statement Regarding Forward - Looking Statements” sections of Banco Santander’s most recent annual report on Form 20 - F . You can obtain copies of Banco Santander’s and Santander Mexico’s filings with the SEC for free at the SEC’s website (www . sec . gov) . Other factors that may cause actual results to differ materially include those that will be set forth in the Tender Offer Statement on Schedule TO, the Solicitation/Recommendation Statement on Schedule 14 D - 9 and other tender offer documents filed by Banco Santander and Santander Mexico . All forward - looking statements in this communication are qualified in their entirety by this cautionary statement . The tender offer described in this communication has not yet commenced . This communication is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any common stock (including any American Depositary Share representing any common stock) or other securities . If and at the time a tender offer is commenced, Banco Santander (and/or one or more of its affiliates, as applicable) intends to file with the U . S . Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer, and Santander Mexico will file with the SEC a Solicitation/Recommendation Statement on Schedule 14 D - 9 with respect to the tender offer . Banco Santander intends to mail these documents to Santander Mexico shareholders . Banco Santander will also file before the Comisión Nacional Bancaria y de Valores (“CNBV”) an informative brochure in connection with the transaction and the prospective offer as required under applicable law . INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT, OFFER TO PURCHASE, SOLICITATION/RECOMMENDATION STATEMENT AND ALL OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC AND THE CNBV REGARDING THE PROPOSED TRANSACTION CAREFULLY BEFORE MAKING A DECISION CONCERNING THE TENDER OFFER AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER . Such documents, and other documents filed by Banco Santander and Santander Mexico, may be obtained without charge after they have been filed at the SEC’s website at www . sec . gov and through the CNBV ´ s website at www . cnbv . gob . mx . The offer to purchase and related materials may also be obtained (when available) for free by contacting the information agent for the tender offer . This communication shall not constitute a tender offer in any country or jurisdiction in which such offer would be considered unlawful or otherwise violate any applicable laws or regulations, or which would require Banco Santander or any of its affiliates to change or amend the terms or conditions of such offer in any manner, to make any additional filing with any governmental or regulatory authority or take any additional action in relation to such offer . IMPORTANT INFORMATION FOR INVESTORS ABOUT THE PROPOSED TRANSACTION Cautionary Statement Regarding Forward - Looking Statements

3 Secret Rationale for the transaction 2 Key takeaways 3 Agenda Proposed transaction 1

4 Secret 1) At the current exchange rate of 20.7USD/MXN , this is approximately $5.80/ADS. 2) Source: Bloomberg, Morgan Stanley, Bank of America and UBS Proposed transaction ▪ Offer by Santander Group to acquire the remaining minority interests (approx. 8.3%) in Santander Mexico with the intention to delist Santander Mexico in both Mexico and the United States . − Santander Mexico shareholders will receive MXN24.00 per share, or if higher, the book value per share as per the financial statements of Santander Mexico for the quarter immediately preceding the date on which the offer is launched. − Santander Mexico ADS holders will receive the equivalent amount in USD of MXN120 per ADS. (1) − The price represents an 24.3% premium to yesterday’s closing price and an 23.6% premium to the volume weighted average of the last 30 days of trading, which is at the higher end of the range for precedent transactions. − The offer price is broadly in line with the average consensus target price for Santander Mexico. (2) − The offer price assumes Santander Mexico will not pay any dividend before the offer settles, and will be adjusted accordingly if a dividend is paid . − An EGM of Santander Mexico will be called to approve the delisting of shares. ▪ The transaction is expected to be completed in the second or third quarter of 2021. ▪ Launch of the offer and the offer itself subject to customary conditions, including regulatory authorizations, absence of any material adverse change in Santander Mexico and approval by Santander Mexico EGM .

5 Secret Steps needed to complete transaction March 26, 2021 Transaction Announcement Commencement of Offer Offer Period Expires Approval by securities regulators in Mexico Offer Settlement/Delisting Filing with regulators E GM of Santander Mexico 2Q / 3Q, 2021

6 Secret Rationale for the transaction 2 Key takeaways 3 Agenda Proposed transaction 1

7 Secret Rationale for the transaction Transaction is consistent with Santander Group strategy to deploy more capital in the Americas Increasing ownership in a leading bank in Mexico that is a key component of Santander’s growth story Mexico is a core market with attractive long term fundamentals Attractive offer both for Group and Mexico shareholders A B C D

8 Secret Higher exposure to the Americas as a lever to increase profitability A Building the leading European bank in customer experience and profitability, leveraging our scale & digital capabilities Accelerating growth with sustainable profitability A region with structural growth and high and increasing profitability US LatAm Europe Transaction is consistent with Santander Group strategy to deploy more capital in the Americas

Secret

Mexico is a core market with attractive long term fundamentals

B Mexico is a core market with attractive fundamentals

Low credit penetration compared to other LatAm countries

(Domestic credit to private sector by banks as % of GDP, 2019)


78.7
63.7
51.5
45.0
28.5

Strong economic growth potential

GDP Per Capita (US$'000) and Population (mm)


Pop.
19.1
127.6
210.1
33.2
50.4
14.8
9.9
8.8
7.0
6.4

GDP growth expected to resume in 2021


(Figures in %)
Forecast (2)
3.9
3.4
3.3
3.5
4.4
4.4
4.2
4.0
2.6
2.1
2.2
-0.3
-8.2
4.2
2.5
2.0
Tasa de desempleo
Crecimiento del PIB real
2016
2017
2018
2019
2020E
2021E
2022E
2023E

Attractive fundamentals for the financial industry

Financial system with large penetration potential

- **Loans to GDP** below other emerging economies
- SME receive only **13%** of financing while contributing **52% of GDP**(1)

Positive demographic and socio-economic evolution

- **Young population: +15Mn** more working age individuals 2030E
- Growing **middle-class** and **formal employment**

Santander

Source: International Monetary Fund (DataBase October 2020), International Financial Statistics and data files, and World Bank and OECD GDP estimates.
1) Based on financing provided by the banks to the non-financial private sector. Source: Bank of Mexico.
2) Bloomberg consensus estimates.

9

10 Secret Increasing ownership in a leading bank in Mexico that is a key to Santander growth story C Source: Q4’2020 Company financials and CNBV data. Increasing ownership in a leading bank in Mexico that is a key component of Santander’s growth story (Figures in %) (MXN bn ) Total Gross Loans 2020 Loan Book Breakdown 547.7 591.4 617.9 682.8 713.7 702.8 2015 2016 2018 2017 2019 2020 +7% SAN Mexico – Net Profit (MXN bn ) 14.2 15.8 17.6 19.6 21.3 20.2 2015 2017 2016 2019 2018 2020 +11% MXN 702.8Bn CAGR 2015 - 2019: CAGR 2015 - 2019: Top 3 in loans and deposits (Q4’2020) Market share Ranking Loans 13.3% Top 3 Mortgages 17.4% Top 3 Consumer & Credit Cards 11.5% Top 4 Commercial (ex - gov.) 12.9% Top 2 Deposits 13.5% Top 3 9% 28% 10% 12% 24% 8% 9% Middle - Market SMEs Mortgages Consumer Corporates Gov&FinEnt Credit Cards

11 Secret Mexico contribution within group becoming more in line to its GDP weight C Source: Santander 2019 results and OECD data. Note: Mexico pre - deal assuming 92% ownership throughout full year. 50% 59% 40% 29% 10% 13% 2019 Net Profit GDP Mexico Other Emerging Mature Markets 49% 59% 40% 29% 11% 13% 2019 Net Profit GDP Mexico contribution to Santander Group’s profits is currently below its natural weight MX share of 2019 Group business areas net profit Current weight Post - transaction Increasing ownership in a leading bank in Mexico that is a key component of Santander’s growth story

12 Secret Attractive both to Santander Group and Santander Mexico shareholders D Santander Group Shareholders Santander Mexico Shareholders Improve overall group growth and profitability profile by increasing weight of Mexico in overall earnings mix c. - 8bps +0.8% 2023 EPS impact (1) 14% 2023 ROIC (1) Possibility of exiting a low liquidity stock at an attractive price +24.3% MXN 19.31 closing price +23.6% Last 30 trading days VWAP 7.3x 2023 P/E In line with average for Mexican banks Price vs: Price vs: In line with consensus target price The highest of comparable transactions CET1 Impact Attractive for both Group and Mexico shareholders Neutral tNAV /Shar e Impact (1) Based on Bloomberg consensus estimates

13 Secret Rationale for the transaction 2 Key takeaways 3 Agenda Proposed transaction 1

14 Secret Key takeaways Expected Timetable Proposed Transaction Rationale of the Transaction ▪ Consistent with Santander Group’s target to deploy more capital in the Americas, in one of the most attractive markets with strong fundamentals ▪ Transaction will allow Santander Group to increase ownership in a leading bank in Mexico that is a key component of Santander Group’s growth story ▪ EPS accretive transaction, with 14% ROIC and neutral impact on tNAV /share ▪ Modest negative impact on Group CET1 ratio ▪ Transaction is expected to be completed in 2Q or 3Q. Launch of the offer and the offer itself subject to customary conditions, including regulatory authorizations, absence of any material adverse change in Santander Mexico and the approval of delisting at Santander Mexico E GM ▪ Santander Group to acquire the remaining minority interests (approx. 8.3%) in Santander Mexico ▪ Santander Mexico shareholders to receive MXN24.00 per share ▪ Santander Mexico EGM to be called to approve delisting of shares Attractive Transaction for Minorities ▪ Offer represents a 24.3% premium to yesterday’s closing share price or 23.6% to 1 - month VWAP which is the highest of comparable transactions, and broadly in line with the consensus target price for Santander Mexico . ▪ Current limited market liquidity of Santander Mexico shares

T hank you